Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES REPORTS THIRD QUARTER RESULTS

Third Quarter RevPAR Increases 6.3 Percent

BETHESDA, MD, October 20, 2010 — LaSalle Hotel Properties (NYSE: LHO) today reported net income to common shareholders of $10.1 million, or $0.14 per diluted share for the quarter ended September 30, 2010 compared to net income of $3.4 million, or $0.05 per diluted share for the third quarter of 2009. For the third quarter of 2010, net income included a $29.2 million gain on sale related to the sale of The Westin City Center Dallas, partially offset by a $23.6 million impairment loss related to the sale of Seaview Resort and $0.6 million of transaction costs.

For the quarter ended September 30, 2010, the Company generated funds from operations (“FFO”) of $8.5 million versus $30.7 million for the third quarter of 2009. On a per diluted share basis, FFO for the third quarter was $0.12, compared to $0.49 for the same period of 2009. For the third quarter of 2010, FFO included the $23.6 million impairment loss related to the sale of Seaview Resort and the $0.6 million of transaction costs.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2010 were $55.1 million as compared to $48.4 million for the third quarter of 2009. EBITDA for the third quarter of 2010 included the $29.2 million gain on sale related to the sale of The Westin City Center Dallas, partially offset by the $23.6 million impairment loss related to the sale of Seaview Resort and $0.6 million of transaction costs.

Room revenue per available room (“RevPAR”) in the third quarter of 2010 was $148.39, which was an increase of 6.3 percent compared to the same period of 2009. Average daily rate (“ADR”) rose 5.8 percent from the third quarter of 2009 to $181.64, while occupancy grew 0.5 percent to 81.7 percent.

“We are excited about the Company’s accomplishments during the quarter. We were able to acquire terrific assets in San Francisco and Philadelphia and subsequently New York City and at the same time we were able to dispose of two non-core assets in Dallas and New Jersey. As a result of our strong balance sheet and portfolio performance, we increased the dividend to a much more significant level,” stated Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “In addition, we are pleased with the performance of our portfolio in the third quarter and in particular the ability of our operators to grow average rate at the hotels, providing further evidence that the recovery is taking shape.”

The Company’s hotels generated $52.7 million of EBITDA for the quarter ended September 30, 2010 compared with $49.6 million for the same period of 2009. Hotel revenues grew 4.9 percent while hotel expenses increased by 4.2 percent. As a result, the hotel EBITDA margin was 31.4 percent for the quarter ended September 30, 2010, which is an increase of 44 basis points compared to the same period last year.

As of September 30, 2010, the Company had total outstanding debt of $759.5 million including $135.0 million outstanding on the Company’s senior unsecured credit facility. Total debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) equaled 4.3 times as of September 30, 2010. For the quarter, the Company’s weighted average interest rate was 4.9 percent. As of September 30, 2010, based on the Company’s covenants under its senior unsecured credit facility, the Company’s EBITDA to interest coverage ratio was 4.5 times and its fixed charge coverage ratio was 2.1 times. At the end of the third quarter, the Company had $46.7 million of cash and cash equivalents on its balance sheet and an aggregate of $332.8 million available on its credit facilities.

For the nine months ended September 30, 2010, the Company reported a net loss to common shareholders of $7.8 million compared to a net loss of $7.2 million for the same period of 2009. Net loss for the nine months ended September 30, 2010 included the $29.2 million gain on sale related to the sale of The Westin City Center Dallas, partially offset by the $23.6 million impairment loss related to the sale of Seaview Resort and $2.0 million of transaction costs.

For the nine months ended September 30, 2010, FFO was $45.8 million, or $0.67 per diluted share compared to $74.9 million, or $1.45 per diluted share for the same period of 2009. For the nine months ended September 30, 2010, FFO included the $23.6 million impairment loss related to the sale of Seaview Resort and $2.0 million of transaction costs. For the nine months ended September 30, 2009, net loss and FFO included $5.7 million of after-tax income related to the recognition of prior termination cure payments and a $1.0 million fee for exchanging Series C Cumulative Redeemable Preferred Shares of Beneficial Interest for Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Preferred Share Exchange”).

EBITDA for the nine months ended September 30, 2010 decreased to $125.4 million from $129.2 million for the nine months ended September 30, 2009. For the nine months ended September 30, 2010, EBITDA included the $29.2 million gain on sale related to the sale of The Westin City Center Dallas, partially offset by the $23.6 million impairment loss related to the sale of Seaview Resort and $2.0 million of transaction costs. For the nine months ended September 30, 2009, EBITDA included $9.5 million of pre-tax income related to the recognition of prior termination cure payments and the $1.0 million fee related to the Preferred Share Exchange.

RevPAR grew 2.6 percent for the nine months ended September 30, 2010 to $133.80 versus the same prior year period. ADR increased 0.1 percent from the nine months ended September 30, 2009 to $177.46, while occupancy rose 2.5 percent to 75.4 percent during the same period.

For the nine months ended September 30, 2010, the Company’s hotels generated $127.9 million of EBITDA compared with $127.6 million for the same period last year. During the nine months ended September 30, 2010, hotel revenues grew 2.3 percent, while hotel expenses increased by 3.1 percent. As a result, the hotel EBITDA margin was 28.5 percent for the nine months ended September 30, 2010 and was limited to a decline of 58 basis points compared to the same period last year.

Third Quarter Highlights

During August 2010, the Company sold 3,270,936 common shares through its at-the-market offering program resulting in net proceeds of approximately $74.9 million.

On September 1, 2010, the Company acquired Hotel Monaco San Francisco for $68.5 million, The Westin Philadelphia for $145.0 million and The Embassy Suites Philadelphia – Center City for $79.0 million in three separate transactions and sold Seaview Resort for $20.0 million. In conjunction with the sale of Seaview Resort, the Company recorded an impairment loss of $23.6 million.

Hotel Monaco features 201 guestrooms, is within two blocks of Union Square and is well located relative to the Financial District and Moscone Convention Center. The property includes 35 suites, the 190-seat Grand Café – Brasserie and Bar and 9,000 square feet of flexible meeting and function space. The hotel is managed by the Kimpton Hotel & Restaurant Group.

The Westin Philadelphia has 294 guestrooms and is located at Liberty Place, which is a mixed-use development near Rittenhouse Square with over 2.5-million square feet of Class-A office space and more than 70 retail outlets. The hotel includes 19 suites, three food and beverage outlets and 17,000 square feet of flexible function space.

The Embassy Suites Philadelphia – Center City includes 288 suites which average in size from 700 to 750 square feet. The hotel is located one block off of Logan Circle within very close proximity to several corporate demand drivers. The property has 3,000 square feet of meeting space and a third-party lease for a 280-seat full service restaurant located on the lobby level.

On September 14, 2010, the Company increased its quarterly dividend from $0.01 to $0.11 per common share for the third quarter of 2010. The third quarter dividend was paid on October 15, 2010 to common shareholders of record on September 30, 2010.

On September 27, 2010, the Company announced that it and Hans S. Weger, the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer, agreed that Mr. Weger’s employment with the Company would terminate no later than February 28, 2011. Mr. Weger will continue to serve as the Company’s Chief Financial Officer for the transitional period, during which the Company will hire an individual to succeed Mr. Weger.

On September 30, 2010, the Company announced the sale of The Westin City Center Dallas for $50.0 million. In conjunction with the sale of The Westin City Center Dallas, the Company recognized a gain on sale of $29.2 million.

Subsequent Events

On October 6, 2010, the Company announced that it acquired the leasehold interest in Hotel Roger Williams in New York City for $90.0 million plus approximately $4.5 million of additional costs, of which approximately $0.5 million will be recognized as transaction expenses during the fourth quarter of 2010. The property is located at the corner of Madison Avenue and 31st Street, just four blocks from the Empire State Building and within just a few blocks of Madison Square Garden, Penn Station, Broadway and numerous other corporate and leisure demand drivers. The property features 193 rooms, the Lounge Roger Williams and 1,300 square feet of meeting and function space.

2010 Outlook

Based on the current economic environment and assuming that recent signs of economic recovery continue, the Company’s revised 2010 outlook is as follows:

Net Loss	($20.0) million - ($15.0) million;
FFO	$60.0 million - $65.0 million; and
EBITDA	$160.0 million - $165.0 million.

This 2010 outlook is based on the following major assumptions:

•	Portfolio RevPAR increase of 2.0 percent to 3.0 percent compared to 2009 (RevPAR for 2010 of $130.87 to $132.15);

•	Portfolio hotel EBITDA margins between 28.0 percent and 29.0 percent;

•	Corporate general and administrative expenses of $18.0 million to $18.5 million (including $1.8 million in expenses to be recognized in the fourth quarter related to the departure of the CFO);

•	Transaction costs of $2.5 million related to the acquisitions;

•	Total capital investments of $26.0 million to $30.0 million;

•	Interest expense of $36.5 million to $37.0 million;

•	Non-cash income tax expense of $5.0 million to $6.0 million;

•	Weighted average fully diluted shares of 69.7 million;

•

Net loss and EBITDA include the $29.2 million gain on sale related to the sale of The Westin City Center Dallas, partially offset by the $23.6 million impairment loss related to the sale of Seaview Resort, the $2.5 million of transaction costs related to the acquisitions and the $1.8 million in expenses to be recognized in the fourth quarter related to the departure of the CFO; and

•

FFO includes the $23.6 million impairment loss related to the sale of Seaview Resort, the $2.5 million of transaction costs related to the acquisitions and the $1.8 million in expenses to be recognized in the fourth quarter related to the departure of the CFO.

Earnings Call

The Company will conduct its quarterly conference call on Thursday, October 21, 2010 at 9:00 AM EDT. To participate in the conference call, please dial (888) 215-7027. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 34 upscale full-service hotels, totaling over 9,000 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts and JRK Hotel Group, Inc.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the lodging sector demand trends, the timing, strength and length of the recovery, and the Company’s outlook for Net Loss, FFO and EBITDA. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Michael Barnello or Kenneth Fuller, LaSalle Hotel Properties – (301) 941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Hotel operating revenues:
Room	$113,070	$98,916	$294,486	$272,764
Food and beverage	43,340	40,143	122,469	116,001
Other operating department	12,333	12,618	33,128	32,967

Total hotel operating revenues	168,743	151,677	450,083	421,732
Other income	1,566	1,277	4,813	14,476

Total revenues	170,309	152,954	454,896	436,208

Expenses:
Hotel operating expenses:
Room	26,559	23,786	71,912	66,249
Food and beverage	30,429	26,971	85,836	78,341
Other direct	5,603	5,152	14,747	13,907
Other indirect	42,387	37,811	117,330	112,076

Total hotel operating expenses	104,978	93,720	289,825	270,573
Depreciation and amortization	26,526	26,121	79,606	78,744
Real estate taxes, personal property taxes and insurance	8,760	8,234	25,790	22,744
Ground rent	1,742	1,890	4,639	4,891
General and administrative	4,187	2,263	11,784	10,691
Acquisition transaction costs	555	—	2,026	—
Other expenses	798	355	2,540	1,661

Total operating expenses	147,546	132,583	416,210	389,304

Operating income	22,763	20,371	38,686	46,904
Interest income	26	14	78	43
Interest expense	(8,872)	(9,171)	(26,369)	(28,915)

Income before income tax expense and discontinued operations	13,917	11,214	12,395	18,032
Income tax expense	(2,026)	(2,007)	(4,285)	(6,107)

Income from continuing operations	11,891	9,207	8,110	11,925

Discontinued operations:
Income (loss) from operations of properties disposed of, including gain on sale and loss on impairment	4,712	747	3,711	(59)
Income tax benefit	166	176	459	972

Net income from discontinued operations	4,878	923	4,170	913

Net income	16,769	10,130	12,280	12,838

Noncontrolling interests:
Redeemable noncontrolling interest in loss of consolidated entity	17	2	36	21
Noncontrolling interest of common units in Operating Partnership	—	(13)	—	(22)
Noncontrolling interest of preferred units in Operating Partnership	—	—	—	(367)

Net loss (income) attributable to noncontrolling interests	17	(11)	36	(368)

Net income attributable to the Company	16,786	10,119	12,316	12,470
Distributions to preferred shareholders	(6,689)	(6,688)	(20,066)	(19,699)

Net income (loss) attributable to common shareholders	$10,097	$3,431	$(7,750)	$(7,229)

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations - Continued

(in thousands, except share data)

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Earnings per Common Share—Basic:
Net income (loss) attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$0.07	$0.04	$(0.17)	$(0.16)
Discontinued operations	0.07	0.01	0.06	0.02

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.14	$0.05	$(0.11)	$(0.14)

Earnings per Common Share—Diluted:
Net income (loss) attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$0.07	$0.04	$(0.17)	$(0.16)
Discontinued operations	0.07	0.01	0.06	0.02

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.14	$0.05	$(0.11)	$(0.14)

Weighted average number of common shares outstanding:
Basic	71,246,259	63,002,718	68,531,224	51,590,702
Diluted	71,345,731	63,078,201	68,531,224	51,590,702

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(in thousands, except share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Net income (loss) attributable to common shareholders	$10,097	$3,431	$(7,750)	$(7,229)
Depreciation(1)	27,453	27,107	82,503	81,797
Amortization of deferred lease costs	86	109	278	309
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	(17)	(2)	(36)	(21)
Noncontrolling interest of common units in Operating Partnership	—	13	—	22
Less: Gain on sale of property	(29,168)	—	(29,168)	—

FFO	$8,451	$30,658	$45,827	$74,878

Weighted average number of common share sand units outstanding:
Basic	71,246,259	63,060,196	68,531,224	51,656,483
Diluted	71,345,731	63,135,679	68,632,093	51,732,882

(1)	Includes amount from discontinued operations.

FFO includes the loss on impairment of Seaview Resort of $23.6 million.

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Net income (loss) attributable to common shareholders	$10,097	$3,431	$(7,750)	$(7,229)
Interest expense (1)	8,872	9,172	26,373	28,919
Income tax expense (1)	1,860	1,831	3,826	5,135
Depreciation and amortization (1)	27,584	27,290	82,910	82,331
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	(17)	(2)	(36)	(21)
Noncontrolling interest of common units in Operating Partnership	—	13	—	22
Noncontrolling interest of preferred units in Operating Partnership	—	—	—	367
Distributions to preferred shareholders	6,689	6,688	20,066	19,699

EBITDA	$55,085	$48,423	$125,389	$129,223

Corporate expense	381	2,921	11,980	13,188
Interest and other income	(1,602)	(1,293)	(4,904)	(14,523)
Hotel level adjustments, net	(1,126)	(480)	(4,564)	(268)

Hotel EBITDA	$52,738	$49,571	$127,901	$127,620

(1)	Includes amount from discontinued operations.

EBITDA includes the gain on sale of Westin City Center Dallas of $29.2 million and the loss on impairment of Seaview Resort of $23.6 million.

With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

Hotel EBITDA includes the operating data for all properties, except those disposed of during either year, for the three and nine months ended September 30, 2010 and 2009. Hotel EBITDA includes adjustments made for presentation of comparable information.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(in thousands)

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Room	$113,071	$106,338	$294,486	$286,978
Food and beverage	43,340	42,004	122,469	120,081
Other	11,804	12,028	31,474	31,414

Total hotel revenues	168,215	160,370	448,429	438,473

Expenses
Room	26,455	25,795	71,808	69,842
Food and beverage	30,428	29,014	85,835	82,035
Other direct	5,446	5,243	14,364	14,016
General and administrative	12,901	12,106	36,142	35,096
Sales and marketing	11,548	10,460	32,579	31,265
Management fees	6,298	6,002	15,912	15,929
Property operations and maintenance	6,087	5,775	17,544	16,667
Energy and utilities	5,477	5,516	14,938	15,699
Property taxes	7,887	7,845	23,172	21,793
Other fixed expenses	2,950	3,043	8,234	8,511

Total hotel expenses	115,477	110,799	320,528	310,853

Hotel EBITDA	$52,738	$49,571	$127,901	$127,620

Note:

This schedule includes the operating data for the three and nine months ended September 30, 2010, for all properties owned by the Company as of September 30, 2010, including Sofitel, Monaco, Westin Philadelphia and Embassy Suites Philadelphia for the Company’s period of ownership. Sofitel, Monaco, Westin Philadelphia and Embassy Suites Philadelphia are shown in 2009 for their comparative period of ownership in 2010.

Both 2009 and 2010 exclude Westin City Center Dallas and Seaview Resort.

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Total Portfolio
Occupancy	81.7%	81.3%	75.4%	73.6%
Increase/(Decrease)	0.5%		2.5%
ADR	$181.64	$171.65	$177.46	$177.22
Increase/(Decrease)	5.8%		0.1%
RevPAR	$148.39	$139.56	$133.80	$130.39
Increase/(Decrease)	6.3%		2.6%

Note:

This schedule includes the operating data for the three and nine months ended September 30, 2010, for all properties owned by the Company as of September 30, 2010, including Sofitel, Monaco, Westin Philadelphia and Embassy Suites Philadelphia for the Company’s period of ownership. Sofitel, Monaco, Westin Philadelphia and Embassy Suites Philadelphia are shown in 2009 for their comparative period of ownership in 2010.

Both 2009 and 2010 exclude Westin City Center Dallas and Seaview Resort.